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                                                                       EXHIBIT 5

                        [LETTERHEAD OF RONALD HRUSOFF]

                                  May 6, 1994



Burnham Pacific Properties, Inc.
610 West Ash Street, Suite 2001
San Diego, CA  92101

Re:  Registration Statement on Form S-3

Gentlemen:

     This opinion is delivered in my capacity as general counsel to Burnham Pacific Properties, Inc. (the "Corporation") in connection with the issuance and sale by the Corporation to Orterra Investments, Ltd. and to Alice Pacific, Inc. (collectively the "Selling Shareholders") of 10,058 shares of its Common Stock (the "Shares"). The Shares are the subject of the registration statement on Form S-3 (the "Registration Statement") which the Corporation is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to Rule 415 of the Securities and Exchange Commission, to permit the Selling Shareholders to sell the Shares from time to time.

     As general counsel for the Corporation, I have examined the Registration Statement, the Articles of Incorporation and Bylaws of the Corporation each as amended to date, certificates of action of the Corporation's Board of Directors, documents relating to the transaction pursuant to which the Shares were issued and such other records, certificates and documents of the Corporation as I have deemed appropriate for the purposes of this opinion.

     Based on and subject to the foregoing, I am of the opinion that Shares described in the Registration Statement were duly authorized and validly issued and are fully paid and non-assessable.

     I hereby consent to being named as counsel to the Corporation in the Registration Statement, to the reference therein to me, and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                       Sincerely,

                                       /RONALD R. HRUSOFF/

                                       Ronald R. Hrusoff